Exhibit 10.4

EXECUTIVE EMPLOYMENT AGREEMENT

AGREEMENT made as of November 8, 2011, by and between PRESIDENTIAL REALTY CORPORATION, a Delaware corporation (the "Corporation"), and NICKOLAS W. JEKOGIAN, III ("Executive").

WITNESSETH:

WHEREAS, the Corporation desires to employ Executive and Executive is willing to undertake such employment on the terms and subject to the conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and mutual covenants hereinafter contained, the parties hereto agree as follows:

1.           Employment; Duties.  The Corporation hereby employs Executive as an executive of the Corporation to perform duties as a Director, Chairman of the Board of Directors and Chief Executive Officer of the Corporation and such other duties on behalf of the Corporation and its affiliates, commensurate with his office, as the Board of Directors of the Corporation may from time to time determine.

2.           Acceptance and Loyalty.  Executive hereby accepts such employment and agrees that throughout the period of his employment hereunder he will devote his knowledge and skills, faithfully, diligently and to the best of his ability, in furtherance of the business of the Corporation and will perform the duties assigned to him pursuant to Section 1 hereof.  Executive will not be exclusive to the Corporation but he will devote such amount of time and attention as is necessary to the performance of the duties assigned to him pursuant to Section 1 hereof.  Executive shall perform all duties and responsibilities in a professional manner consistent with the skill, competence and efficiency expected of an executive employee performing the duties assigned to Executive, subject to the direction and control of the Board of Directors of the Corporation.  Executive will do such traveling as may be reasonably required of him in the performance of his obligations hereunder.  Executive shall at all times be subject to, observe and carry out such rules, regulations, policies, directions and restrictions as the Corporation shall from time to time establish; provided, however, that nothing contained herein or in any of the Corporation’s rules, regulations, policies, directions and restrictions shall be deemed to prohibit or restrict Executive from  directly or indirectly, continuing to own, operate, manage and control Signature Community Group, LLC and its affiliates.  During Executive's employment hereunder, Executive shall not be entitled to additional compensation for serving in any office, including as a director, of the Corporation or any of its subsidiaries or affiliates to which he may be elected.

3.           Term.  The term of Executive's employment hereunder shall commence on the date hereof and terminate on the eighteen (18) month anniversary thereof (the "Term").

4.           Compensation and Benefits.

4.1           Base Salary.  Subject to Section 4.4, the Corporation shall pay to Executive as compensation for his services and agreements hereunder an initial base salary at the rate of $ 200,000 per annum, for the first twelve (12) months of the Term and at the rate of $225,000 per annum for the last six (6) months of the Term, or such greater amount as the Board of Directors of the Corporation shall from time to time determine.  Base salary shall be payable in equal installments in accordance with the Corporation's normal payroll policy, subject to payroll taxes and withholding requirements.

4.2           Stock Options.  The Corporation shall grant to Executive an option (the “Option”) to purchase 370,000 shares of Class B Common Stock, par value $0.10 per share, of the Corporation as further described in the Stock Option Agreement in the form of Exhibit A annexed hereto. The grant of the Option is pursuant to the approval of the Corporation’s Compensation Committee.

4.3           Annual Bonus. Commencing with the fiscal year of the Corporation beginning January 1, 2012, and for each fiscal year thereafter during the Term, Executive shall have the opportunity to earn a bonus ("Annual Bonus") in such amount as the Corporation’s Compensation Committee shall determine in its absolute discretion, such bonus not to exceed $200,000.

4.4           Payment of Bonus and Base Salary to be Deferred.  Notwithstanding the foregoing, Executive hereby agrees to defer receipt of the payment of base salary and any Annual Bonus, and the Corporation shall have no obligation to pay Executive his base salary and Annual Bonus unless and until a Capital Event shall have occurred.  Any deferred base salary and Annual Bonus shall be paid concurrently with or within three business days following a Capital Event.  For purposes of this Agreement and the Option, “Capital Event” means the receipt by the Corporation of at least $20,000,000 in cash or property from a capital raising activity including the following:  (a) the sale for cash of shares of the Corporation’s Class A or Class B Common Stock or securities convertible into shares of the Corporation’s Class A or Class B Common Stock; (b) the exchange of shares of Class A or Class B Common Stock for real estate assets consistent with the Corporation’s status as a REIT; (c) the sale of unsecured subordinated debt instruments of the Corporation, the proceeds of which may be used to acquire real estate assets which are consistent with the Corporation’s status as a REIT.  For the avoidance of doubt, the proceeds of any refinancing of any of the Corporation’s properties or any working capital line of credit shall not be included in a Capital Event.  The valuation of any property shall be supported by independent appraisals of such property.

4.5           Long Term Incentive Program. Commencing with the fiscal year of the Corporation beginning January 1, 2013, and for each fiscal year thereafter during the Term, Executive shall have the opportunity to participate in a long-term performance based incentive program that may be established by the Compensation Committee. The determination as to the amounts of long-term incentive compensation available to Executive under this program and the performance criteria shall be reviewed periodically by the Compensation Committee with a view to adjusting the amounts and criteria in accordance with such factors as the Compensation Committee may deem appropriate, including the competitive marketplace for comparable executives.

4.6           Other Benefits.  Executive shall be entitled to participate, to the extent he is eligible under the terms and conditions thereof, in any bonus, pension, retirement, disability, hospitalization, insurance, medical service, or other employee benefit plan which is generally available to executive employees of the Corporation and which may be in effect from time to time during the period of his employment hereunder.  The Corporation shall be under no obligation to institute or continue the existence of any such employee benefit plan.

5.           Business Expenses.  The Corporation shall reimburse Executive for all authorized expenses reasonably incurred by him in accordance with the Corporation's "Travel and Entertainment Policy and Procedure," and any amendments thereof and any other business expenses reasonably incurred by Executive in his service to the Corporation in accordance with policies that the Corporation may adopt during the Term hereof.

6.           Vacation.  Executive shall be entitled to four weeks paid vacation during the first twelve (12) months of the Term and two (2) weeks paid vacation during the last six (6) months of the Term.  Any such vacations are to be taken at times mutually agreeable to Executive and the Board of the Corporation.

7.           Key-Man Life Insurance.  The Corporation may purchase and maintain life insurance covering the life of Executive ("Key-man Insurance") in an amount determined by the Corporation.   The Corporation shall be the sole owner and beneficiary of the Key-man Insurance and may apply to the payment of premiums thereunder any dividends declared and paid thereon.  Executive shall submit himself to such physical examinations as the Corporation may deem necessary or desirable in connection with the purchase and maintenance of the Key-man Insurance.

8.           Indemnification.  Concurrently herewith, Executive and the Corporation are entering into an indemnification agreement in the form of Exhibit B annexed hereto.

9.           Confidentiality Agreement.

9.1           As used herein, the term "Confidential Information" shall mean any and all information of the Corporation and of its affiliates (for purposes of this paragraph, the Corporation's affiliates shall be deemed included within the meaning of  "Corporation"), including, but not limited to, all data, compilations, programs, devices, strategies, or methods concerning or related to (i) the Corporation's finances, financial condition, results of operations, employee relations, amounts of compensation paid to officers and employees and any other data or information relating to the internal affairs of the Corporation and its operations; (ii) the terms and conditions (including prices) of sales and offers of sales of the Corporation's assets; (iii) the terms, conditions and current status of the Corporation's agreements and relationship with any customer or supplier or lender or tenant; (iv) the customer and supplier lists and the identities and business preferences of the Corporation's actual and prospective customers and suppliers or any employee or agent thereof with whom the Corporation communicates; (v) the trade secrets, and operating techniques, price data, costs, methods, systems, plans, procedures, hardware, software, machines, inventions, designs, drawings, artwork, blueprints, specifications, tools, skills, ideas, and strategic plans possessed, developed, accumulated or acquired by the Corporation; (vi) any communications between the Corporation, its officers, directors, stockholders, or employees, and any attorney retained by the Corporation for any purpose, or any person retained or employed by such attorney for the purpose of assisting such attorney in his or  his representation of the Corporation; (vii) any other information and knowledge with respect to all products developed or in any stage of development by the Corporation; (viii) the abilities and specialized training or experience of others who as employees or consultants of the Corporation during the Term hereof have engaged in the design or development of any such products; and (ix) any other matter or thing, whether or not recorded on any medium, (a) by which the Corporation derives actual or potential economic value from such matter or thing being not generally known to other persons or entities who might obtain economic value from its disclosure or use, or (b) which gives the Corporation an opportunity to obtain an advantage over its competitors who do not know or use the same.

9.2           Executive acknowledges and agrees that the Corporation is engaged in highly competitive businesses and has expended, or will expend, significant sums of money and has invested, or will invest, a substantial amount of time to develop and maintain the secrecy of the Confidential Information. The Corporation has thus obtained, or will obtain, a valuable economic asset which has enabled, or will enable, it to develop an extensive reputation and to establish long-term business relationships with its suppliers and customers.  If such Confidential Information were disclosed to another person or entity or used for the benefit of anyone other than the Corporation, the Corporation would suffer irreparable harm, loss and damage.  Accordingly, Executive acknowledges and agrees that, unless the Confidential Information becomes publicly known through legitimate origins not involving an act or omission by Executive:

(i)	the Confidential Information is, and at all times hereafter shall remain, the sole property of the Corporation;

(ii)
Executive shall use his reasonable best efforts and diligence to guard and protect the Confidential Information from disclosure to any competitor, customer or supplier of the Corporation or any other person, firm, corporation or other entity;

(iii)
unless the Corporation gives Executive prior express written permission, during his employment and thereafter, Executive shall not use for his own benefit, or divulge to any competitor or customer or any other person, firm, corporation, or other entity, any of the Confidential Information which Executive may obtain, learn about, develop or be entrusted with as a result of Executive's employment by the Corporation; and

(iv)	except in the ordinary course of the Corporation's business, Executive shall not seek or accept any Confidential Information from any former, present or future employee of the Corporation.

9.3           Executive also acknowledges and agrees that all documentary and tangible Confidential Information including, without limitation, such Confidential Information as Executive has committed to memory, is supplied or made available by the Corporation to Executive solely to assist his in performing his services under this Agreement.  Executive further agrees that after his employment with the Corporation is terminated for any reason:

(i)
Executive shall not remove from the property of the Corporation and shall immediately return to the Corporation, all documentary or tangible Confidential Information in his possession, custody, or control and not make or keep any copies, notes, abstracts, summaries, tapes or other record of any type of Confidential Information; and

(ii)
Executive shall immediately return to the Corporation any and all other property of the Corporation in his possession, custody or control, including, without limitation, any and all keys, security cards, passes, credit cards and marketing literature.

10.           Remedies.  Executive acknowledges and agrees that the business of the Corporation is highly competitive and that violation of any of the covenants provided for in Section 9 of this Agreement would cause immediate, immeasurable and irreparable harm, loss and damage to the Corporation not adequately compensable by a monetary award.  Accordingly, Executive agrees, without limiting any of the other remedies available to the Corporation, that any violation of said covenants, or any one of them, may be enjoined or restrained by any court of competent jurisdiction, and that any temporary restraining order or emergency, preliminary or final injunctions may be issued by any court of competent jurisdiction, without notice and without bond.

11.          Change of Control.

11.1           If at any time during the Term, (a) individuals who presently constitute the Board of Directors of the Corporation, or who have been recommended for election to the Board by a majority of the Board consisting of individuals who are either presently on the Board or such recommended successors cease for any reason to constitute at least a majority of such Board or (b) a sale of all or substantially all of the Corporation’s assets (such events in clauses (a) and (b) being hereafter referred to as a "Change of Control") and Executive gives written notice to the Corporation within 30 days after such Change of Control of his election to terminate his employment hereunder, the Corporation shall pay to Executive within 15 days after Executive's delivery of such notice, as severance pay and liquidated damages, in lieu of any other rights or remedies which might otherwise be available to him under this Agreement, and without mitigation of any kind or amount, whether or not Executive shall seek or accept other employment, a lump sum payment equal in amount to three (3) months base salary.

11.2           If it shall be determined that any amount payable under Section 11.1 by the Corporation to or for the benefit of Executive (a "Base Payment") would be subject to the excise tax (the "Excise Tax") imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), then Executive shall only be entitled to receive such amounts that would not be subject to the Excise Tax.

12.          Termination for Cause and for Good Reason.

12.1           Executive’s employment and the Term may be terminated at any time by the Board for “cause” as defined below.  If Executive’s employment is terminated by the Board for “cause”, as defined below, he shall only be entitled to payment of his base salary and fringe benefits through the date of termination.  For purposes of this Agreement, “cause” means (a) the conviction of Executive of any crime constituting a felony or any other crime involving moral turpitude, (b) Executive’s repeated refusal to follow a reasonable directions of the Board of Directors of the Corporation after written notice that such continued refusal shall result in termination of his employment for cause and Executive is given an opportunity to defend his refusal to the Board; or (c) Executive’s failure to fulfill his employment duties hereunder after written notice that such continued failure shall result in termination of his employment for cause and Executive is given an opportunity to defend his actions to the Board.

12.2           Executive’s employment and the Term may be terminated at any time by Executive for “good reason” as defined below upon at least thirty (30) days prior written notice given by Executive to the Corporation.  If Executive’s employment is terminated by Executive for “good reason”, as defined below, he shall be entitled to payment of his base salary and fringe benefits through the end of the Term.  For purposes of this Agreement, “good reason” means (i) the assignment to Executive by the Corporation of any duties inconsistent in any material respect with his position (including offices, titles and reporting requirement), authority, duties or responsibilities or any other action which results in a significant and material diminution in such position, authority, duties or responsibilities (ii) any failure by the Corporation to pay Executive the compensation set forth in this Agreement; (iii) a reduction in Executive's base salary as in effect immediately prior to such reduction or any material reduction in any other material benefit provided Executive hereunder; (iv) requiring Executive to relocate outside the New York metropolitan area; or (v) failure by the Corporation to maintain directors and officers liability insurance providing for coverage of equal to or greater coverage than provided as of the date hereof.

13.           Entire Agreement.  This Agreement constitutes the entire agreement of the parties hereto with respect to Executive's employment with the Corporation and no amendment or modification hereof shall be valid or binding unless made in writing and signed by the party against whom enforcement thereof is sought.

14.           Notices.  Any notice required, permitted or desired to be given pursuant to any of the provisions of this Agreement shall be deemed to have been sufficiently given or served for all purposes if delivered in person or sent by telephone facsimile or sent by certified mail, return receipt requested, or sent by responsible overnight delivery service, postage and fees prepaid, to the parties hereto at their respective addresses set forth below.  Either of the parties hereto may at any time and from time to time change the address to which notice shall be sent hereunder by notice to the other party given under this Section 14.  The date of the giving of any notice sent by mail shall be three business days following the date of the posting of the mail, if delivered in person, the date delivered in person, if sent by overnight delivery service, the next business day following delivery to an overnight delivery service or if sent by telephone facsimile, the date sent by telephone facsimile.

If to Corporation:	180 South Broadway White Plains, New York 10605 Email: jjoseph@presrealty.com Fax: 914-948-1327

If to Executive::	c/o Signature Community Investment Group LLC 9 West 40th Street New York, New York 10016 Email: njekogian@scig.co

With a copy to Pamela E. Flaherty	Blank Rome LLP 405 Lexington Avenue New York, New York 10174
Email: pflaherty@blankrome.com
Fax: 917-332-3733

15.           No Assignment.  Neither this Agreement nor the right to receive any payments hereunder may be assigned by Executive.  This Agreement shall be binding upon Executive, his heirs, executors and administrators and upon the Corporation, its successors and assigns.

16.           No Waiver.  No course of dealing or any delay on the part of the Corporation in exercising any rights hereunder shall operate as a waiver of any such rights.  No waiver of any default or breach of this Agreement shall be deemed a continuing waiver or a waiver of any other breach or default.

17.           Governing Law.  This Agreement shall be governed, interpreted and construed in accordance with the substantive laws of the State of New York applicable to agreements entered into and to be performed entirely therein.

18.           Severability.  If any clause, paragraph, section or part of this Agreement shall be held or declared to be void, invalid or illegal, for any reason, by any arbitrator or court of competent jurisdiction, such provision shall be ineffective but shall not in any way invalidate or affect any other clause, paragraph, section or part of this Agreement.  The parties intend that all clauses, paragraphs, sections or parts of this Agreement shall be enforceable to the fullest extent permitted by law.

19.           Affiliate. As used in this Agreement, "affiliate" means any person or entity controlled by or under common control with the Corporation.

20.           Counterparts.  This Agreement may be executed in one or more counterparts, each of which counterparts, when taken together, shall constitute but one and the same agreement.

21.           Attorney’s Fees. The Corporation will reimburse Executive for Executive’s actual documented out-of-pocket expenses reasonably incurred in connection with the drafting, negotiation and execution of this Agreement, including the fees of Executive’s attorney; provided, however, that the Corporation will not be required to pay more than $2,500 pursuant to this Section.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the day and year first above written.

PRESIDENTIAL REALTY CORPORATION

By:	/s/ Jeffery F. Joseph
Name: Jeffery F. Joseph
Title: President

/s/ Nickolas W. Jekogian, III
Nickolas W. Jekogian, III